Exhibit (p)

WESTCHESTER CAPITAL MANAGEMENT, LLC
WESTCHESTER CAPITAL PARTNERS, LLC
THE MERGER FUND
THE MERGER FUND VL
WESTCHESTER CAPITAL FUNDS

COMBINED CODE OF ETHICS

AS AMENDED – JULY 31, 2019

1. Statement of General Principles

This Code of Ethics (the “Code”) expresses the policy and procedures of Westchester Capital Management, LLC and Westchester Capital Partners, LLC (each, an “Adviser” and collectively, the “Advisers”), each series of The Merger Fund, The Merger Fund VL and Westchester Capital Funds (each, a “Fund,” and together, the “Funds”), and is designed to ensure that personnel of the Advisers and the Funds do not take advantage of their positions and the Advisers and the Funds comply with their respective obligations under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).  Investment company personnel at all levels must act as fiduciaries, and as such must place the interests of the shareholders of the Funds before their own.  Thus, we ask that when contemplating any personal transactions you ask yourself what you would expect or demand if you were a shareholder of the Funds or client of an Adviser.

Under Rule 204A-1 under the Advisers Act, it is generally improper for the Advisers, or persons covered by the Code to use for their own benefit (or the benefit of anyone other than a client) information about an Adviser’s trading or investment recommendations for a client or a Fund or take advantage of investment opportunities that would otherwise be available for a client or a Fund.  Additionally, Rule 17j-1 under the 1940 Act makes it unlawful for certain persons, in connection with the purchase or sale of securities, to, among other things, engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a registered investment company.  In compliance with Rule 204A-1 and Rule 17j-1, this Code contains provisions that the Advisers and the Funds believe are reasonably designed to prevent violations of these rules.  Furthermore, persons covered by the Code must also comply with applicable federal securities laws.  We ask that all personnel follow not only the letter of this Code but also abide by the spirit of this Code and the principles articulated herein.

2. Definitions

“Access Person” shall mean:

With respect to an Adviser (i) every managing director, principal, partner or officer (or any person performing similar functions), or employee of the Adviser and (ii) every natural person (whether or not an employee of the Adviser) who is subject to the Adviser’s supervision and control who (A) has access to nonpublic information regarding a client’s or a Fund’s purchase or sale of securities or holdings, (B) who is involved in making securities recommendations to a client or a Fund, or (C) who has access to securities recommendations to a client or a Fund that are nonpublic.

With respect to the Funds, any Advisory Person of the Funds or an Adviser (which presumptively includes all of an Adviser’s or a Fund’s directors, officers and general partners).

Certain of the Funds’ service providers or their associated persons may from time to time have access to nonpublic information regarding (i) a client’s or a Fund’s purchase or sale of securities, (ii) a client’s or a Fund’s holdings, or (iii) securities recommendations to a client or a Fund, but are not considered “Access Persons” because they are not “supervised persons” of the Adviser as defined under the Advisers Act or required to be treated as Access Persons under the 1940 Act.  In such instances, the Adviser may seek to verify that the relevant service provider maintains appropriate safeguards to prevent the inappropriate sharing of or trading on the basis of such nonpublic information.

“Adviser” shall mean Westchester Capital Management, LLC and Westchester Capital Partners, LLC, or such other entity as may act as adviser or sub-adviser to the Funds.

“Advisory Person” of the Funds or an Adviser shall mean (i) any trustee, director, officer, general partner, Portfolio Manager, Investment Personnel or employee of the Funds or the Adviser (or of any company in a control relationship to the Funds or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship to the Funds or the Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

The term “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.  You are considered to have Beneficial Ownership of securities if you have or share a direct or indirect Pecuniary Interest in the securities.

You have a Pecuniary Interest in securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

The following are examples of an indirect Pecuniary Interest in securities:

1.
securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide you with any economic benefit.  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

2.	Your interest as a general partner in securities held by a general or limited partnership.

3.	Your interest as a manager-member in the securities held by a limited liability company.

The following circumstances constitute Beneficial Ownership by you of securities held by a trust:

1.	Your ownership of securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

2.	Your ownership of a vested beneficial interest in a trust.

3.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code.  Please contact the Chief Compliance Officer if you are unsure if you have Beneficial Ownership of any securities.

 “Chief Compliance Officer” shall mean one or more persons designated by each Adviser and the Funds to perform the functions described herein.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” shall mean a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares of money market investment companies registered under the 1940 Act, and (iv) shares issued by registered open-end investment companies other than a “Reportable Fund” or “Exchange-Traded Funds” (each as defined below).

“Direct or Indirect Influence or Control” shall mean the ability to influence or control, directly or indirectly, specific investment decisions within an investment account, including (i) suggesting purchases or sales of specific investments to a trustee or third-party discretionary manager of an account, (ii) directing purchases or sales of specific investments in an account, and (iii) consulting with the trustee or third-party discretionary manager of an account as to the purchase, sale or status of specific investments to be made in the account.  A person shall not be considered to have Direct or Indirect Influence or Control over any account that is managed on a discretionary basis by a third party other than such person and with respect to which such person does not in fact influence or control such transactions.  For these purposes, discussions with a trustee or third-party manager of a discretionary account that simply summarize, describe or explain account activity, without directions or suggestions from the beneficial account holder, is not considered Direct or Indirect Influence or Control over an account.  The Chief Compliance

Officer may seek to obtain such additional information as he considers necessary to determine whether a particular account is within a person’s Direct or Indirect Influence or Control.

“Disinterested Trustee” of the Funds shall mean a trustee thereof who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

“Exchange-Traded Fund” shall mean registered open-end investment companies or unit investment trusts that are traded on a national securities exchange throughout the day. For the avoidance of doubt, Exchange-Traded Funds do not include closed-end funds that are traded on a national securities exchange or other exchange-traded products that are not registered investment companies.

“Investment Personnel” of the Funds shall mean (i) any employee of the Funds or an Adviser (or of any company in a control relationship to the Funds or an Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds and (ii) any natural person who controls the Funds and who obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.  Investment Personnel includes Fund Portfolio Managers and those persons who provide information and advice to the Portfolio Managers or who help execute the Portfolio Managers’ decisions (e.g., securities analysts and traders).

“Portfolio Managers” of the Funds shall mean those persons who have direct responsibility and authority to make investment decisions for the Funds.

A “Reportable Fund” shall include any fund for which an Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act or any fund whose investment adviser or principal underwriter controls an Adviser, is controlled by an Adviser, or is under common control with such Adviser.

“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.  The “purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

3. Prohibited Transactions

The prohibitions described below will only apply to a transaction in a security in which the designated person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

A. Blackout Trading Periods – Access Persons

No Access Person shall execute a transaction in a Covered Security on a day or during a period in which any client or the Funds have a pending buy or sell order in that same Covered Security, or are carrying out a strategy to accumulate or dispose of that same Covered Security over time, until that order is executed or withdrawn or that strategy is completed.  Notwithstanding the foregoing, this prohibition shall not apply to any Disinterested Trustees of the Funds, unless such Disinterested Trustee, at the time of a transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that the Funds had a pending buy or sell order in that same security, which order had not yet been executed or withdrawn.  The Chief Compliance Officer may, in his or her discretion, require any profits realized on trades within the proscribed periods to be disgorged to the Funds or other affected clients.  A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in this Section 3A will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 5 and without prior actual knowledge of any client or Fund trading or trading intent.

The Chief Compliance Officer may from time to time establish blackout periods during which no Access Person may execute transactions in one or more Reportable Funds because, for example, the Access Persons could have nonpublic information regarding a Reportable Fund or its operations that might cause transactions by the Access Person in the Reportable Fund to be inappropriate.  This restriction shall not apply to (i) purchases or sales effected in any account over which an Access Person has no Direct or Indirect Influence or Control, (ii) purchases or sales which are nonvolitional on the part of either the Access Person or the Funds, (iii) transactions which are part of an automatic investment plan, and (iv) other transactions contemplated by Access Persons which receive the prior approval of the Chief Compliance Officer in accordance with the preclearance procedures described in Section 5 below.

B. Ban on Short-Term Trading Profits and Market Timing – Investment Personnel

Investment Personnel may not profit from the purchase and sale, or sale and purchase, within 30 calendar days, of Fund shares or the same (or equivalent) Covered Securities in which the Funds trade.  The Chief Compliance Officer may, in his or her own discretion, require any profits realized on such short-term trades to be disgorged to the Funds.

Investment Personnel are prohibited from engaging in “market timing” activities, except as may be permitted by applicable law.  Market timing refers to the frequent trading of Fund shares in response to short-term market fluctuations in order to take advantage of the discrepancy between a Fund’s official price, set once a day, and the value of its underlying securities.

C. Ban on Securities Purchases of an Initial Public Offering – Access Persons of the Adviser/Investment Personnel of the Funds

Neither Access Persons of the Advisor nor Investment Personnel of the Funds may acquire any securities in an initial public offering without the prior written consent of the Chief Compliance Officer.  The Chief Compliance Officer is required to retain a record of the approval of, and the rationale supporting, any direct or indirect acquisition by Investment Personnel of a beneficial interest in securities in an IPO.

D. Securities Offered in a Private Offering – Access Persons of the Adviser/Investment Personnel of the Funds

Neither Access Persons of the Adviser nor Investment Personnel of the Funds may acquire any securities in a private offering without the prior written consent of the Chief Compliance Officer.  The Chief Compliance Officer is required to retain a record of the approval of, and the rationale supporting, any direct or indirect acquisition by Investment Personnel of a beneficial interest in securities in a private offering.

4. Exempted Transactions

The prohibitions of Sections 3A and 3B of this Code shall not apply to:

(i)	Purchases or sales effected in any account over which an Access Person of an Adviser or the Funds has no Direct or Indirect Influence or Control.
(ii)	Purchases or sales of securities which are not eligible for purchase or sale by the Funds.
(iii)	Purchases or sales which are nonvolitional on the part of either the Access Person or the Funds.
(iv)	Transactions which are part of an automatic investment plan.
(v)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(vi)	All other transactions contemplated by Access Persons which receive the prior approval of the Chief Compliance Officer in accordance with the preclearance procedures described in Section 5 below.
5. Preclearance

Access Persons (other than Disinterested Trustees) must preclear all personal transactions in Covered Securities.  All requests for preclearance must be submitted to the Chief Compliance Officer or his designee (or to the President of an Adviser or his designee in the case of the Chief Compliance Officer’s request).  Such requests shall be made by (i) submitting a written request (as described below) for preclearance or (ii) submitting a request for preclearance through the Compliance Science, Inc. ComplySci Risk and Compliance Platform (“ComplySci”).  An e-mail request shall be sufficient for purposes of submitting a written request for preclearance if the e-mail is retained in accordance with applicable recordkeeping requirements.  Additionally, a Personal Investment Request Form may also be used for purposes of submitting a written request for preclearance and is attached hereto as Appendix A.  All approved orders must be executed by the close of business on the day the associated approval for preclearance is granted, regardless of whether the request for preclearance was submitted in writing or via ComplySci.  If any order is not executed that same day, a new request for preclearance must be submitted according to the above procedures if the Access Person wishes to complete the transaction on the following (or any other subsequent) business day.

Disinterested Trustees need not preclear their personal investments in securities.  A Disinterested Trustee may preclear his or her personal transaction in Covered Securities if he or she knows, or in the course of fulfilling his or her official duties as a Disinterested Trustee should know, that, within the most recent 15 days, the Funds have purchased or sold, or considered for purchase or sale, such security or is proposing to purchase or sell, directly or indirectly, any security in which the Disinterested Trustee has, or by reason of such transaction would acquire, any direct or indirect Beneficial Ownership.

Access Persons need not preclear transactions in securities that are not Covered Securities (e.g., open-end mutual funds) or any of the following types of transactions:

(i)	Purchases or sales effected in any account over which an Access Person of an Adviser or the Funds has no Direct or Indirect Influence or Control;
(ii)	Purchases or sales of Exchange-Traded Funds or derivatives transactions relating to Exchange-Traded Funds;
(iii)	Purchases or sales which are nonvolitional;
(iv)	Transactions which are part of an automatic investment plan;
(v)	Transactions in Reportable Funds (other than during any blackout period imposed pursuant to Section 3A above);
(vi)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(vii)	Purchases or sales of municipal bonds.
6. Reporting

A. Initial Holding Reports.  Each Access Person of an Adviser or the Funds (other than Disinterested Directors) will be required to provide an initial holdings report listing all Covered Securities in which he or she has Beneficial Ownership no later than 10 days after becoming an Access Person of an Adviser or the Funds (which information must be current as of a date no more than 45 days before he or she became an Access Person).  A form that may be used to make an Initial Holdings Report is attached as Appendix B.  The initial holdings report must include the date such report is submitted and a listing of all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you have Beneficial Ownership.  The Access Person must also list all brokers, dealers and banks with which such Access Person maintained an account in which any securities (not just Covered Securities) were held for his/her direct or indirect benefit on the date such person became an Access Person of an Adviser or the Funds.

B. Annual Holdings Reports.  On an annual basis, Access Persons of the Advisers and the Funds (other than Disinterested Trustees) must report all of the holdings in Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which such Access Person had any Beneficial Ownership as of the date of the report and include the name of all brokers, dealers and banks with which such Access Person maintained an account as of the date of the report in which any securities (not just Covered Securities) were held for the Access Person’s direct or indirect benefit.

To address this requirement, the Chief Compliance Officer or his or her designee may (A)(i) provide each Access Person with a copy of the fourth quarter statement for all accounts that hold Covered Securities in which the Access Person had any Beneficial Ownership and a list of previously disclosed accounts that hold securities for his/her direct or indirect benefit and/or (A)(ii) present the information for the Access Person regarding accounts and Covered Securities reflected in ComplySci  and (B) ask the Access Person to certify that such information includes all information that the Access Person would be required to provide in his or her Annual Holdings Report.  Each Access Person may add accounts to or delete accounts from the information provided per the immediately preceding sentence, as applicable, before certifying that information  The Chief Compliance Officer (or his or her designee) shall review any such additions or deletions  to determine whether there have been any violations of this Code of Ethics.

C. Quarterly Transaction Reports.  On a quarterly basis, no later than 30 days after the end of each calendar quarter, Access Persons of an Adviser and the Funds (other than Disinterested Trustees, except as described below) will disclose all personal securities transactions in Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which such Access Person had any Beneficial Ownership.  Additionally, each Access Person must report to the Chief Compliance Officer any accounts established by such Access Person in which any securities (not just Covered Securities) were held for such Access Person’s direct or indirect benefit no later than 30 days after the end of the calendar quarter in which the account was established.  Such report of any newly-established account must include the name of the broker, dealer or bank with whom the Access Person established the account, the date the account was established, and the date the report is submitted.    A form of report that may be used for a quarterly transaction report is attached as Appendix D.

Access Persons (other than Disinterested Trustees, except as provided below) of the Adviser and the Funds are required to cause their broker(s) to transmit to the Chief Compliance Officer of the Adviser no later than 30 days after the end of the applicable calendar quarter copies of account statements and/or confirmations for any securities accounts, including newly established accounts, that contain, or contained during the calendar quarter, one or more Covered Securities in which such Access Person had any Beneficial Ownership.  This information can be provided via broker statements or ComplySci.  To the extent the broker statements provided and/or information feeding directly into ComplySci contains all the information required by Appendix D about an Access Person’s transactions in Covered Securities, an Access Person need not separately complete a Quarterly Transaction Report.

A Disinterested Trustee shall be exempt from the Quarterly Transaction Report requirement unless such Disinterested Trustee knew, or in the course of fulfilling his or her official duties as a trustee should have known, during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the Disinterested Trustee, a Fund purchased or sold the Covered Security, or the Fund or the Fund’s Adviser considered purchasing or selling the Covered Security.  Transactions effected for any account over which a Disinterested Trustee does not have any Direct or Indirect Influence or Control, need not be reported.  Further, transactions in securities which are not eligible for purchase or sale by the Funds of which such person is a Disinterested Trustee need not be reported.

C. The Chief Compliance Officer or his or her designee will review all transaction and holdings reports required to be submitted by Access Persons hereunder.

D. All personal investment matters discussed with the Chief Compliance Officer and all confirmations, account statements and personal investment reports shall be kept in confidence, but will be available for inspection by the Boards of Trustees of the Funds (the “Boards”) and the President of the Adviser for which such person is an Access Person, and by the appropriate regulatory agencies.

E. The Adviser of the Funds is required, at least once a year, to provide the Funds’ Boards with a written report that (1) describes issues that arose during the previous year under the Code or procedures applicable to the Funds, including, but not limited to, information about material Code or procedures violations and sanctions imposed in response to those material violations and (2) certifies to the Funds’ Boards that the Funds have adopted procedures reasonably necessary to prevent their Access Persons from violating their Code of Ethics.

7. Certifications

Access Persons will be sent a copy of this Code for their review annually and upon any amendments thereto.  Access Persons will be asked to certify, annually or upon any amendment thereto, that they have read and understand this Code and recognize that they are subject to the provisions and obligations set forth in such Code.  Access Persons will be further asked to certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code.  A sample of the certification is attached as Appendix C and is available to complete on ComplySci.

8. Confidential Status of the Funds’ Portfolio

The current portfolio positions of the Funds managed, advised and/or administered by the Funds’ Adviser and current portfolio transactions, programs and analyses must be kept confidential.

If nonpublic information regarding the Funds’ portfolio should become known to any Access Person, whether in the course of his or her duties or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

If anyone is asked about the Funds’ portfolio or whether a security has been sold or bought, his or her reply should be that this is an improper question and that this answer does not mean that the Funds have bought, sold or retained the particular security.  Reference, however, may, of course, be made to the latest published report of the Funds’ portfolio.

9. Nonpublic Material Information

From time to time, the Adviser will conduct trainings for Access Persons regarding current legal developments pertaining to the absolute prohibition against the use of nonpublic material information, also known as “inside information.”  In view of the many forms in which the subject can arise, the Fund urges that a careful and conservative approach must prevail and no action should be taken where “inside information” may be involved without a thorough review by the Compliance Officer.

Material inside information is typically information (i) about a company or the market for the company’s securities which has come directly or indirectly from the company or from a source subject to a duty not to disclose it, (ii) that has not been disclosed generally to the marketplace and (iii) the dissemination of which is likely to affect the market price of any of the company’s securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

Information that relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets will often be material.

Whenever an Access Person receives material information about a company which he or she knows or has reason to believe is directly or indirectly attributable to such company (or its insiders or other individuals subject to a duty not to disclose it), the Access Person should consult with the Chief Compliance Offer before trading or recommending trading on the basis of such information or before divulging such information to any other person.  If the Access Person has any question whatsoever as to whether the information is material or whether it is inside and not public, he or she must resolve the question before trading, recommending trading or divulging the information.  If any doubt at all remains, the Access Person must consult with the Compliance Officer.

Access Persons will be asked to certify annually that they have not received any material non-public information, or, if they did receive any such material non-public information, that it was promptly reported to the Chief Compliance Officer.  A sample certification that may be used for this purpose is included as part of Appendix C and is available to complete on ComplySci.

10. Gifts & Entertainment

Access Persons shall not accept any gift having a value in excess of $300 per year from any person or entity that does business with or on behalf of the Funds and/or an Adviser.  However, Access Persons may also occasionally accept or provide reasonable business meals and entertainment, consistent with customary business practice, which are neither so frequent nor so extensive as to raise any question of propriety and are not preconditioned on a “quid pro quo” business relationship.  For purposes of this Code, business meals and entertainment, as compared to a gift, will typically be characterized by being attendant to an event (such as an industry conference) and/or a representative of the provider of the entertainment will typically be in attendance to host the recipient.

The Chief Compliance Officer or his designee shall maintain a gift and entertainment log, which shall include a record of the gifts received by Access Persons who have received gifts from a person or entity that does business with or on behalf of the Funds and/or an Adviser, but any gift the value of which does not exceed $25 is not required to be recorded in the gift log. The gift log will also include a record of business entertainment valued at $300 or more received by Access Persons from a person or entity that does business with or on behalf of the Funds and/or an Adviser.

In addition, Access Persons may not give on their own behalf or on behalf of the Funds a gift to a business contact for the purpose of improperly attempting to influence the recipient.

11. Services as a Director in a Publicly Traded Company - Investment Personnel

Investment Personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization by the Funds’ Boards of Trustees, based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders.  When such authorization is provided, the Investment Personnel serving as a director will be isolated from making investment decisions with respect to the pertinent company through “Chinese Wall” or other procedures.

12. Compliance Review

The Chief Compliance Officer or his designee shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Funds to determine whether a violation of this Code may have occurred.  Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

13. Report of Violations

Access Persons must promptly report any violations of this Code to the Chief Compliance Officer.  The Boards of Trustees of the Funds will be informed of Code violations affecting a Fund on a quarterly basis.

14. Sanctions

Sanctions for violating the Code may include, among other things, a letter of censure or suspension or termination of employment of the Access Person and/or a request for disgorgement of any profits received from a securities transaction done in violation of this Code.

15. Funds Boards of Trustees Review

Annually, the Funds’ Boards of Trustees shall receive the following:

A. A copy of the existing Code of Ethics.

B. A report by the Chief Compliance Officer identifying any violations requiring significant remedial action during the past year and as more fully set forth under Section 6F above.

C. A list of recommendations, if any, to change the existing Code of Ethics based upon experience, evolving industry practices or developments in applicable laws or regulations.

The Funds’ Boards of Trustees, including a majority of the independent Trustees, shall approve this Code of Ethics, as well as any material changes thereto within six months of any such change.  The Boards shall base their approval of the Code, or of such material change to the Code, upon a determination that the Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of the 1940 Act.

As Amended: July 31, 2019

APPENDIX A

THE MERGER FUND
THE MERGER FUND VL
WESTCHESTER CAPITAL FUNDS
100 SUMMIT LAKE DRIVE, VALHALLA, NY 10595
(914) 741-5600 FAX (914) 741-5737

TO: Bruce Rubin

FROM:  __________________________________

DATE:  __________________________________

RE: CLEARANCE FOR TRADING

This is to request permission to effect the following trade(s):

_______________________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________________

Approved      __________

Denied          __________

Date:             __________                                                                             _________________________________
Bruce Rubin, Chief Compliance Officer

APPENDIX B

Initial Holdings Report

Report of Securities Accounts

NOTE:  THIS FORM MUST BE COMPLETED BY ALL EMPLOYEES OR PERSONS OTHERWISE COVERED BY THE CODE OF ETHICS (THE “CODE”), AND MUST BE FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 10 DAYS AFTER YOU BECOME A PERSON COVERED BY THE CODE.  INFORMATION PROVIDED MUST BE CURRENT AS OF A DATE NO MORE THAN 45 DAYS PRIOR TO THE DATE ON WHICH YOU BECAME A PERSON COVERED BY THE CODE (THE “REPORTING DATE”).  TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE CODE.

Name: __________________________________________

Date I Became a Person Covered by the Code:  _________________________

Date received by Chief Compliance Officer: __________________________

Securities Holdings Report (check ONE of the following TWO boxes):

◻	I do not have Beneficial Ownership of any Covered Securities.

◻
Attached hereto as Exhibit A is a complete list of all Covered Securities, including interests in hedge funds, private equity funds, and other privately placed securities, in which I had any Beneficial Ownership on the Reporting Date.

Accounts with Brokers, Dealers and/or Banks (check ONE of the following TWO boxes):

◻
I do not, as of the Reporting Date, have any account with any broker, dealer or bank in which any securities (including securities that are not Covered Securities) were held for my direct or indirect benefit.

◻
All accounts that I maintain, as of the Reporting Date, with any broker, dealer or bank in which any securities (including securities that are not Covered Securities) were held for my direct or indirect benefit are set forth below.  (Please use additional sheets as needed.)

Name of Broker/Dealer/Bank	Name of Account Holder	Account Number	This Account Holds Covered Securities (please mark “yes” or “no” as appropriate_

All information provided in this Initial Holdings Report is true and complete to the best of my knowledge.

I have read and understand my responsibilities under the Code, and will keep a copy for future reference.

Signed:  _____________________________________________

Date:  _______________________________________________

Exhibit A to Initial Holdings Report –– Initial Report of all Covered Securities

Name:   ___________________________________

Title and Type of Security (or, if Applicable, Name of Investment Vehicle and Class)	Ticker Symbol/CUSIP Number (if Applicable)	Number of Shares (if Applicable)	Principal Amount (or, if Applicable, Amount Invested in Class of Investment Vehicle)	Interest Rate/Maturity Date (if Applicable)

APPENDIX C

Date_________________________

To Whom It May Concern:

I hereby certify that I have read and understand the Code of Ethics of Westchester Capital Management, LLC (“WCM”), Westchester Capital Partners, LLC (“WCP”), and each series of The Merger Fund, The Merger Fund VL and Westchester Capital Funds (together, the “Funds”) dated _________ and recognize that I am subject to the requirements contained therein.  I hereby certify that I have complied with the requirements of the Code of Ethics of WCM, WCP, and each of the Funds.

I hereby certify that I did not become aware of any information that I believe, or have reason to believe, may be material non-public information or any information that was disclosed in breach of a duty of trust or confidence to a third-party or, if I did receive any such material non-public information or confidential information, that it was promptly reported to the Adviser’s Chief Compliance Officer.

Furthermore, I hereby verify that the quarterly transaction reports, broker confirmations and duplicate account statements, as supplemented and attached to this verification, represent all of my reportable personal securities transactions and accounts for the twelve-month period ended December 31, 20__.

In addition, I hereby certify that I have received a copy of the Compliance Program Manual of WCM, WCP, and the Funds dated _____________  (the “Compliance Manual”) and that I have read and understand my obligations under the policies and procedures contained therein.

In accordance with the Political Contributions Policy set forth in the Compliance Manual, I hereby certify that all political contributions or similar payments or gifts to elected officials I made during the prior year were submitted to the Chief Compliance Officer for preclearance.

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Signature

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Print  Name

APPENDIX D

Quarterly Transaction Report
Report of Covered Securities Purchased/Sold

Name:	Quarter Ended:

Security (including the exchange ticker symbol or CUSIP number)	Type of Transaction	Date of Transaction	Interest Rate and Maturity Date (if applicable)	Price Per Share/Unit	Number of Shares/Principal Amount	Aggregate Price	Name of Broker, Dealer or Bank

Accounts established:

Name of Broker/Dealer/Bank	Name of Account Holder	Account Number	This Account Holds Covered Securities (please mark “yes” or “no” as appropriate)

This report shall not be deemed an admission that the person filing such report has any direct or indirect beneficial ownership of the securities listed hereon.

ACCEPTED:  __________________________ DATE:  _____________________